Exhibit 10.5.1

FIRST AMENDMENT
TO
EMPLOYMENT AGREEMENT

THIS FIRST AMENDMENT TO EMPLOYMENT AGREEMENT (this “Amendment”) is made effective as of December 22, 2016 between Synergy Resources Corporation, a Colorado corporation (the “Company”), and Lynn A. Peterson (the “Executive”).

WITNESSETH

WHEREAS, Executive and the Company are party to that certain Employment Agreement, dated as of May 27, 2015 (the “Employment Agreement”), pursuant to which Executive is employed as President of the Company;

WHEREAS, Executive and the Company wish to amend the Employment Agreement to clarify the rights and responsibilities of the parties upon termination of the Employment Agreement and to remove certain extraneous language regarding same; and

WHEREAS, Section 9.7 of the Employment Agreement permits the parties thereto to amend the Employment Agreement by written instrument, and Executive and the Company now wish to amend the Employment Agreement as set forth herein.

NOW THEREFORE, in consideration of the premises and of the mutual covenants and agreements hereinafter contained, the parties hereto agree as follows.

AMENDMENT

1.    Article 4 of the Employment Agreement is hereby amended by removing the existing Article 4 as set forth therein and replacing it with the following:

“4.    Termination.

4.1    If the Executive should die during the Term, this Agreement shall terminate as of the date of the Executive's death, except that the Executive's legal representatives shall be entitled to receive all compensation otherwise payable to Executive through the last day of the month in which Executive's death occurs and unvested equity grants or stock options, if any, that vest solely upon the passage of time shall immediately vest. The foregoing shall not apply to equity incentive awards that are earned and/or vested based on the satisfaction of performance metrics or goals, which awards shall be governed solely by their respective grant documents. The Executive's legal representatives shall have the right to exercise outstanding options, if any, for the first to occur of a period of one year or the expiration date of the original term of such grant.

4.2    If, during the Term, the Executive shall become physically or mentally disabled, whether totally or partially, so that the Executive is unable substantially to perform his services hereunder for (i) a period of two consecutive months, or (ii) for shorter periods aggregating four months during any twelve-month period, the Company may, at any time after the last day of the second consecutive month of disability or the day on which the shorter periods of disability shall have equaled an aggregate of four months, by written notice to the Executive (but before the Executive has recovered from such disability),terminate this Agreement. Notwithstanding such disability, the Company shall continue to pay the Executive his full salary up to and including the date of such termination. Upon termination for disability, unvested equity grants and stock options, if any, that vest solely upon the passage of time shall immediately vest. The foregoing shall not apply to equity incentive awards that are earned and/or vested based on the satisfaction of performance metrics or goals, which awards shall be governed solely by their respective grant documents. The Executive shall have the right to exercise outstanding options, if any, for the first to occur of a period of one year or the expiration date of the original term of such grant.

4.3     In the event of (i) conviction of the Executive of any crime or offense involving the property of the Company, or any of its subsidiaries or affiliates, fraud or moral turpitude, and such crime or offense significantly harms the business operations of the Company, (ii) the refusal of Executive to follow the lawful directions of the Company's Board of Directors (the "Board") within a reasonable period after delivery to Executive of written notice of such directions, (iii) the Executive's gross negligence, and such gross negligence significantly harms the business operations of the Company (gross negligence does not include errors of judgment, mistakes, or discretionary decisions, but is conduct which shows a reckless or willful disregard for reasonable business practices), or (iv) a breach of this Agreement by Executive which Executive fails to cure within thirty days after notice from the Board, or fails to diligently pursue a cure if the breach is not able to reasonably be cured within 30 days (any such event, a "Cause Event"), then the Company may terminate Executive's employment hereunder by written notice to Executive in which event Executive shall be entitled to receive all compensation otherwise payable to Executive through the date of termination.

4.4    [Reserved].

4.5    In the event the Company shall terminate Executive's employment hereunder without the occurrence of a Cause Event and not due to death or disability, and not on or within twelve (12) months following a Change of Control, the Company shall promptly, but in no event later than sixty (60) days, pay to Executive by certified check, wire transfer funds, or other form of payment reasonably acceptable to Executive, a lump sum amount to the sum of (i) two (2) times the Executive's annual salary at such compensation rate as is then in effect under the terms of this Agreement, and any extension or renewal thereof, plus (ii) Executive's most recent bonus. Such payment shall not be reduced by any charges, expenses, debts, set-offs or other deductions of any kind whatsoever except for required withholding taxes. All of Executive's unpaid or unvested equity grants and stock options that vest solely upon the passage of time shall be immediately vested. The foregoing shall not apply to equity incentive awards that are earned and/or vested based on the satisfaction of performance metrics or goals, which awards shall be governed solely by their respective grant documents.

4.6    Constructive Termination shall occur if the Executive resigns his employment within ninety (90) days of the occurrence of any of the following events: (i) a relocation (or demand for relocation) of Executive's place of employment to a location more than thirty-five (35) miles from Executive's current place of employment, (ii) the Board materially interferes with the performance of the Executive's duties, (iii) if a Change of Control event has occurred; (iv) the Company shall fail to nominate the Executive for nomination or appointment to the Board of Directors of the Company; (v) the Company's material breach of this Agreement or any other written agreement between Executive and the Company; provided the Company is given notice of said breach and provided an opportunity to cure such breach for 30 days from the date of such notice; (vi) the material diminution of the Executive's duties responsibilities, authority, offices or titles in effect as of the Effective Date; or (vii) a reduction of Executive's salary, or adverse modifications to the stock awarded to Executive under this Agreement, or to the Company's stock plan (or any other similar plan), or a material reduction in Executive's total compensation under this Agreement, except for any reductions equally applicable to all executive officers of the Company as approved by the Board.

"Change of Control" shall mean a change in ownership or control of the Company as a result of any of the following transactions:

(a)    a merger, consolidation or other business combination transaction of the Company with or into another corporation entity or person, whether or not approved by the Board of Directors of the Company, other than a transaction that would result in the holders of at least 50% of the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted or into voting securities of the surviving entity or the parent of the surviving entity) at least 50% of the total voting power represented by the voting securities of the Company or such surviving entity (or the parent of any such surviving entity) outstanding immediately after such transaction; or

(b)    any stockholder-approved transfer or other disposition of all or substantially all of the Company's assets, or

(c)    the acquisition, directly or indirectly by any person or related group of persons (other than the Company or a person that directly or indirectly controls, is controlled by, or is under common control with, the Company), of beneficial ownership (within the meaning of Rule 13d-3 of the 1934 Act) of securities possessing more than fifty percent (50%) of the total voting power of the Company's outstanding securities;
(d)    a change in the composition of the Board over a period of thirty-six (36) months or less such that a majority of the Board members, by reason of one or more contested elections for Board membership, are no longer comprised of individuals who (A) were Board members at the beginning of such period or (B) have been elected or nominated for election as Board members during such period by at least a majority of Board members described in clause (A).

    In the event a Constructive Termination event has occurred, other than on or within twelve (12) months following a Change of Control, Executive may, in his sole discretion, provide Company with his written notice of resignation within ninety (90) days of the occurrence of any of the Constructive Termination events, to be effective not less than thirty (30) days after receipt by Company, whereupon Executive shall cease to be employed by the Company. Upon receipt of such notice of resignation, Company shall promptly, but in no event later than sixty (60) days after the effective date of the, termination, pay to Executive by certified check, wire transfer funds, or other form of payment reasonably acceptable to Executive, a lump sum amount equal to the sum of (i) two (2) times the Executive's annual salary at such compensation rate as is then in effect under the terms of this Agreement, and any extension or renewal thereof, plus (ii) Executive's most recent bonus. Such payment shall not be reduced by any charges, expenses, debts, set-offs or other deductions of any kind whatsoever except for required withholding taxes. All of Executive's unpaid or unvested equity grants and stock options that vest solely upon the passage of time shall be immediately vested. The foregoing shall not apply to equity incentive awards that are earned and/or vested based on the satisfaction of performance metrics or goals, which awards shall be governed solely by their respective grant documents.

    In the event of a Change of Control, if the Company shall terminate Executive's employment hereunder without the occurrence of a Cause Event on or within twelve (12) months following a Change of Control and not due to death or disability, or if during such time period a Constructive Termination event has occurred and Executive has, within (90) days of the occurrence of any of the Constructive Termination events, given written notice of resignation to be effective not less than thirty (30) days after receipt by Company (whereupon Executive shall cease to be employed by the Company), then the Company shall promptly, but in no event later than sixty (60) days, pay to Executive by certified check, wire transfer funds, or other form of payment reasonably acceptable to Executive, a lump sum amount equal to the sum of (i) three (3) times the Executive's annual salary at such compensation rate as is then in effect under the terms of this Agreement, and any extension or renewal thereof, plus (ii) Executive's most recent bonus. Such payment shall not be reduced by any charges, expenses, debts, set-offs or other deductions of any kind whatsoever except for required withholding taxes. All of Executive's unpaid or unvested equity grants and stock options that vest solely upon the passage of time shall immediately vest in such event (to the extent such awards remain outstanding after the Change in Control). The expiration date of any options which remain outstanding after the Change in Control and which would expire during the six month period following the date of termination pursuant to this paragraph will be extended to the date which is the earlier to occur of twelve months after the date of the termination or the expiration date of the original term of such grant. The foregoing shall not apply to equity incentive awards that are earned and/or vested based on the satisfaction of performance metrics or goals, which awards shall be governed solely by their respective grant documents.

4.7     In the event of a Change of Control, whether or not followed by termination of Executive's employment, all of Executive's unpaid or unvested equity grants and stock options that vest solely upon the passage of time shall be immediately vested. The foregoing shall not apply to equity incentive awards that are earned and/or vested based on the satisfaction of performance metrics or goals, which awards shall be governed solely by their respective grant documents. Nothing herein shall require that the Company or any successor to maintain any then-outstanding equity incentive awards following the occurrence of a Change in Control.

4.8     In the event of a Change of Control and subject to the Executive being terminated from employment on or within twelve (12) months following the Change in Control for any reason other than the occurrence of a “Cause Event” or as a result of Executive’s voluntary termination of employment without the occurrence of a Constructive Termination, Executive shall receive the value of 18 months of COBRA premiums paid in a cash lump sum no later than sixty (60) days after the date of termination.

4.9     If the Executive is a "specified employee" as such term is defined under Section 409A of the Internal Revenue Code of 1986, as amended (the "Code"), on the date of his termination of employment and if the benefits to be provided under this Agreement are subject to Section 409A of the Code and are payable on account of a termination of employment, payment in respect of such benefits shall not be paid or commence until the earliest of (i) the first business day that is six months after the date of termination of employment, (ii) Executives date of death, or (iii) such other earlier date for which such payment will not be subject to additional tax or interest imposed by Section 409A of the Code, and shall otherwise be paid as provided in this Agreement.

4.10     Notwithstanding any of the above to the contrary, the Executive will not be entitled to any of the payments provided in this Article 4 (other than in connection with a Change of Control) if (i) the Executive materially breaches this Agreement, including the provisions of Article 5, or (ii) the Executive fails to execute and return an effective release from liability and waiver of right to sue the Company or its affiliates in a form reasonably acceptable to the Company waiving all claims the Executive may have against the Company, its affiliates, and their predecessors, successors, assigns, employees, officers and directors and such other parties and in such form as determined by the Company in its sole discretion within fifty-two (52) days after the date of termination of the Executive's employment (or such shorter period as may be required to be provided by law or as determined by the Company and provided in the release), and the release becoming effective.

4.11     To the extent any amount payable under this Article 4 is deferred compensation subject to the Code, if the period during which the Executive has discretion to execute or revoke the general release of claims straddles two of your taxable years, then the Company shall make the severance payments starting in the second of such taxable years, regardless of which taxable year the Executive actually deliver the executed general release of claims to the Company. The Executive may not, directly or indirectly, designate the calendar year or timing of payments.”

2.    Except for the above amendment, the Employment Agreement shall be unamended and shall continue in full force and effect.

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IN WITNESS WHEREOF, the parties have executed this Amendment as of the day and year first above written.

SYNERGY RESOURCES CORPORATION

/s/ James P. Henderson
James P. Henderson
Chief Financial Officer

EXECUTIVE

/s/ Lynn A. Peterson
Lynn A. Peterson